As filed with the Securities and Exchange Commission on November 30, 1999

                                                     Registration No. 333-86971
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                         Post-Effective Amendment No. 2
                                   on FORM S-8
                                       to
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                              CINCINNATI BELL INC.
             (Exact name of registrant as specified in its charter)

              Ohio                                   31-1056105
  (State or other jurisdiction          (I.R.S. Employer Identification No.)
 of incorporation or organization)

                             ----------------------

                         201 East Fourth Street, 102-760
                                  P.O. Box 2301
                           Cincinnati, Ohio 45201-2301
                            Telephone: (513) 397-9900
               (Address, including zip code, and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                             ----------------------

                      IXC Communications, Inc. 401(k) Plan
                            (Full Title of the Plan)

                             ----------------------

                             THOMAS E. TAYLOR, ESQ.
                              Cincinnati Bell Inc.
                         201 East Fourth Street, 102-760
                                  P.O. Box 2301
                           Cincinnati, Ohio 45201-2301
                            Telephone: (513) 397-9900

                      (Name, address and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
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              Title of                    Amount          Proposed maximum     Proposed maximum       Amount of
             securities                   to be          offering price per   aggregate offering  registration fee
          to be registered            registered (1)(2)        share                price
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per     500,000 shares            (3)                  (3)                 (3)
share, and related Preferred Stock
Purchase Rights

------------------------------------------------------ -------------------------------------------------------------


(1) These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "1933 Act"), this Registration Statement also covers an indeterminate amount of participation interests in the IXC
     Communications, Inc. 401(k) Plan (the "IXC Plan").

(3) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of preliminary proxy materials of Cincinnati Bell Inc. and IXC Communications, Inc. on August 18, 1999 and the filing by Cincinnati Bell of the Registration Statement on Form S-4 on September 13, 1999, to register 103,152,121 shares of Cincinnati Bell Inc. Common Stock, par value $0.01 per share, issuable to stockholders of IXC Communications, Inc., including the 500,000 shares which may be issued pursuant to the IXC Plan. See "Introductory Statement".

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


                             INTRODUCTORY STATEMENT

               Cincinnati Bell Inc. ("Cincinnati Bell") hereby amends its Registration Statement on Form S-4 (Registration No. 333-86971) (the "Form S-4") by filing this Post-Effective Amendment No. 2 on Form S-8 (the "Post-Effective Amendment") relating to the sale of up to 500,000 shares of common stock, par value $0.01 per share, of Cincinnati Bell ("Cincinnati Bell Common Stock") issuable under the IXC Communications, Inc. 401(k) Plan (the "IXC Plan"). This Post-Effective Amendment also covers the associated preferred stock purchase rights issuable pursuant to a Rights Agreement dated as of April 29, 1999, as amended, between Cincinnati Bell and The Fifth Third Bank, as rights agent. This Post-Effective Amendment is intended to supplement, and does not supersede, the Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 filed with the Securities and Exchange Commision (the "SEC") on November 9, 1999, which relates to 17,661,042 shares of Cincinnati Bell Common Stock issuable upon the exercise of stock options granted under certain option plans of IXC Communications, Inc., a Delaware corporation ("IXC").

               On November 9, 1999, Ivory Merger Inc., a Delaware corporation and wholly owned subsidiary of Cincinnati Bell ("Merger Sub"), was merged (the "Merger") with and into IXC. As a result of the Merger, IXC became a subsidiary of Cincinnati Bell and each outstanding share (other than shares owned by IXC, Cincinnati Bell or Merger Sub) of common stock, par value $0.01 per share, of IXC ("IXC Common Stock"), was converted into the right to receive 2.0976 shares of Cincinnati Bell Common Stock. Following the Merger, Cincinnati Bell and IXC will maintain the IXC Plan and allow participating employees of IXC to elect to invest their contributions in Cincinnati Bell Common Stock instead of previously available IXC Common Stock.

     The designation of the Post-Effective Amendment as Registration No. 333-86971 denotes that the Post-Effective Amendment relates only to the shares of Cincinnati Bell Common Stock issuable upon the election by participating employees of IXC under the IXC Plan of investment of their contributions in Cincinnati Bell Common Stock (and an indeterminate amount of participation interests in the IXC Plan) and that this is the second Post-Effective Amendment to the Form S-4 filed with respect to such shares.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         The following documents have been filed by Cincinnati Bell with the SEC and are incorporated herein by reference (SEC File No. 1-8519):

     (1)  Annual Report on Form 10-K for the fiscal year ended December 31,
          1998.

     (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

     (3) Current Reports on Form 8-K filed on January 15, 1999, February 8, 1999, April 20, 1999, July 21, 1999, July 23, 1999, October 13, 1999,
          October 22, 1999, November 10, 1999 and November 12, 1999.

     (4) The description of Cincinnati Bell Common Stock set forth in Cincinnati Bell's Registration Statement on Form S-4 filed with the SEC on September 13, 1999.

          The following document has been filed by the IXC Plan with the SEC and is incorporated herein by reference (SEC File No. 00-20803):

     (1)  Annual Report on Form 11-K for the fiscal year ended December 31,
          1998.

     All documents filed subsequent to the date hereof by Cincinnati Bell or the IXC Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by Cincinnati Bell pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of Cincinnati Bell's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

          Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          With certain exceptions to the following limitation, Ohio law provides that a director is liable in damages for any action he or she takes or fails to take only if it is proved by clear and convincing evidence in a court of competent jurisdiction that such action or failure to act was taken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.

          Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation, because the person is or was a director or officer, against liability reasonably incurred by the director or officer in connection with the proceeding if either:

          o the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation or

          o with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director's or officer's conduct was unlawful.

          Under Ohio law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, by or in the right of the corporation to procure a judgment in its favor, because the person is or was a director or officer against liability reasonably incurred by the director or officer in connection with the proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, except that a corporation may not indemnify a director or officer if either:

          o the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director's or officer's duty to the corporation unless and only to the extent that the court in which the proceeding was brought determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper or

          o the only liability asserted against a director in a proceeding is for the director voting for or assenting to the following:

               o the payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation's own shares in violation of Ohio law or the corporation's articles of incorporation

               o a distribution of assets to shareholders during the winding up of the affairs of the corporation, or dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment or

               o the making of a loan, other than in the usual course of business, to an officer, director or shareholder of the corporation other than in the case of at the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and, taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

          Under Ohio law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against expenses actually and reasonably incurred by him or her in connection with that proceeding.

          Ohio law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

          o a majority vote of a quorum of the directors who are not parties to such proceeding

          o if there is not a quorum of such directors, or if a majority vote of such directors so directs, independent legal counsel in a written opinion

          o    by the shareholders or

          o by the court of common pleas or by the court in which the proceeding was brought.

          Ohio law provides that the corporation must pay expenses as they are incurred by the director or officer in defending the proceeding if the director or officer undertakes to:

          o repay the amount if it is determined that the director's or officer's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless regard for the best interests of the corporation and

          o reasonably cooperate with the corporation concerning the proceeding.

          Under Ohio law, a corporation may advance expenses before the final disposition of a proceeding if the director or officer undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification.

          Ohio law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Ohio law.

          The Cincinnati Bell amended regulations provide that Cincinnati Bell will indemnify directors and officers to the fullest extent permitted by law.

Item 7.   Exemption from Registration Claimed

          Not Applicable.

Item 8.   Exhibits

          See Exhibit Index.

Item 9.   Undertakings

          (1) Cincinnati Bell hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

          (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Cincinnati Bell pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

          (2) Cincinnati Bell hereby undertakes that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Cincinnati Bell hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Cincinnati Bell and the IXC Plan hereby undertake that, for purposes of determining any liability under the 1933 Act, each filing of Cincinnati Bell's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act and each filing of the IXC Plan's annual report pursuant to
Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Cincinnati Bell pursuant to the foregoing provisions, or otherwise, Cincinnati Bell has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cincinnati Bell of expenses incurred or paid by a director, officer or controlling person of Cincinnati Bell in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cincinnati Bell will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

CINCINNATI BELL INC.

          Pursuant to the requirements of the Securities Act of 1933, Cincinnati Bell certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement, which is a post-effective amendment to a registration statement on Form S-4, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 30th day of November, 1999.

                                        CINCINNATI BELL INC.

                                        By:/s/ Thomas E. Taylor
                                           ------------------------------------
                                           Name:  Thomas E. Taylor
                                           Title: General Counsel and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the date indicated.



        Signature                        Title                      Date
        ---------                        -----                      ----
                               President, Chief Executive     November 30, 1999
           *                      Officer and Director
 ------------------------     (Chief Executive Officer)
 Richard G. Ellenberger

                                 Chief Financial Officer      November 30, 1999
           *                   (Principal Accounting and
 ------------------------          Financial Officer)
     Kevin W. Mooney


           *                            Director              November 30, 1999
 ------------------------
     Phillip R. Cox



           *                            Director              November 30, 1999
 ------------------------
   J. Taylor Crandall



           *                            Director              November 30, 1999
 ------------------------
 William A. Friedlander



            *                           Director              November 30, 1999
 ------------------------
     Karen M. Hoguet



            *                           Director              November 30, 1999
 ------------------------
     Daniel J. Meyer



            *                           Director              November 30, 1999
 ------------------------
     James D. Kiggen

        Signature                        Title                      Date
        ---------                        -----                      ----


            *                           Director              November 30, 1999
 ------------------------
    John T. LaMacchia



            *                           Director              November 30, 1999
 ------------------------
     Mary D. Nelson



            *                           Director              November 30, 1999
 ------------------------
    David B. Sharrock



*By: /s/ Thomas E. Taylor
     ----------------------------
     Thomas E. Taylor
     General Counsel and Secretary



IXC COMMUNICATIONS, INC. 401(k) PLAN

          Pursuant to the requirements of the Securities Act of 1933, the IXC Plan's Administrative Committee has duly caused this registration statement, which is a post-effective amendment to a registration statement on Form S-4, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 30, 1999.

                              IXC COMMUNICATIONS, INC. 401(k) PLAN

                              By:     /s/ Jeffrey C. Smith
                                      -----------------------------------------
                                      Name:  Jeffrey C. Smith
                                      Title: Administrative Committee Member

                                  EXHIBIT INDEX

Exhibit
Number                              Description
------                              -----------

4.1 Provisions of the Amended Articles of Incorporation of Cincinnati Bell effective November 9, 1989, which define the rights of security holders of Cincinnati Bell (incorporated by reference to Exhibit (3)(a) to Cincinnati Bell's Annual Report on Form 10-K for the quarterly period ended December 31, 1989, SEC File No. 1-8519).

4.2 Provisions of the Amended Regulations of Cincinnati Bell which define the rights of securityholders of Cincinnati Bell (incorporated by reference to Exhibit 3.2 to Cincinnati Bell's Registration Statement on Form S-3 filed February 26, 1985, SEC File No. 2-96054).

4.3 Rights Agreement dated as of April 29, 1997, as amended, between Cincinnati Bell and The Fifth Third Bank, as Rights Agent, including the form of rights certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 4.1 to Cincinnati Bell's Registration Statement on Form 8-A filed May 1, 1997, SEC File No. 1-8519, Exhibit 1 to Amendment No. 1 to the Registration Statement on Form 8-A/A filed August 6, 1999, SEC File No. 1-8519).

5.2 Internal Revenue Service Determination Letter (incorporated herein by reference to Exhibit 5.1 to the Plan's Annual Report on Form 11-K filed June 29, 1999 (SEC Registration No. 333-66367).

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Ernst & Young LLP

24.1           Power of Attorney*


--------------------------
*  Previously Filed

                                                                   Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-86971) of Cincinnati Bell Inc. of our report dated March 12, 1999 relating to the financial statements, which appears in Cincinnati Bell Inc.'s 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated March 29, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio
November 24, 1999

                                                                   Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement (No. 333-86971) on Form S-8 of Cincinnati Bell Inc. of our report dated June 23, 1999 with respect to the financial statements and schedules of IXC Communications, Inc. 401(k) Plan included in the Plan's Annual Report on Form 11-K for the year ended December 31, 1998.

/s/ Ernst & Young LLP

Austin, Texas
November 23, 1999